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                                                                    EXHIBIT 3.12

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                       BASCO ALL-AMERICAN SPORTSWEAR CORP.

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                            Under Section 807 of the
                            Business Corporation Law

                       -----------------------------------

         I, Thomas C. Shull, being the President of BASCO ALL-AMERICAN SPORTSWEAR CORP., in accordance with Section 807 of the Business Corporation Law, do hereby certify that:

         1. The name of the Corporation is BASCO ALL-AMERICAN SPORTSWEAR CORP. (the "Corporation").

         2. The Certificate of Incorporation was filed by the Department of State of the State of New York on the 23rd day of September, 1980.

         3. The Certificate of Incorporation is amended to effect amendments authorized by the Business Corporation Law of the State of New York, as follows:

         a. to amend Article Fourth to provide that (i) the corporation shall not create, designate, authorize or cause to be issued any class or series of nonvoting stock and (ii) any class or series of stock that has only such voting rights as are mandated by the Business Corporation Law of the State of New York shall be deemed to be nonvoting stock subject to the restrictions of such Article Fourth, as amended hereby.

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         b.       to amend Article Fifth to change the address to which the
         Secretary of State shall mail a copy of process against the corporation served upon him to 575 Fifth Avenue, New York, New York 10017.

         4. The text of the Certificate of Incorporation is hereby restated as amended to read as follows:

         "1.      The name of the Corporation is:

                       BASCO ALL-AMERICAN SPORTSWEAR CORP.

         2. The purpose or purposes for which the corporation is formed as follows, to wit:

To manufacture, design, style, produce merchandise, buy, sell, transport, distribute, export and import, at wholesale, retail and as jobber, as principal, contractor, broker, sales representative or agent on commission and otherwise generally and in all ways deal in any articles of men's, women's and children's wearing apparel, clothing, garments and undergarments, including but not limited to: shirts, coats, trousers, slacks, jackets, sport clothes, dress clothing, play clothes, work clothes, swimwear, beachwear, leisure wear, sweaters, rainwear, scarves, nightwear, haberdashery, belts, wallets, jewelry, footwear, hats, caps, hosiery, athletic wear, knitwear, and all other articles of general wearing apparel, accessories, novelties and specialties, of every kind, nature and description. To design, manufacture, operate, buy, sell and deal in and with supplies and materials necessary in the manufacture of or used in connection with the foregoing, and to act as agent, factor or representative of individuals, firms, corporations, partnerships, or other organizations manufacturing, buying, selling, trading, or dealing in and with any and all such articles or materials.

To own, operate, manage, acquire and deal in such property, real and personal, which may be necessary to the conduct of the business.

Without limiting any of the purposes or powers of the corporation it shall have the power to do any one or more or all of the things set forth, and all other things likely, directly or indirectly, to promote the interests of the corporation. In the carrying on of its business it shall have the power to do any and all things and powers which a co-partnership or a natural person could do, either as a principal, agent, representative, lessor, lessee or otherwise, either alone or in conjunction with others, and in any part of the world. In addition, it shall have and exercise all rights, powers and privileges now belonging to or conferred upon corporations organized under the Business Corporation Law.

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         3.       The office of the corporation is to be located in the City,
County and State of New York.

         4. The aggregate number of shares which the corporation shall have authority to issue is 200 shares, no par value. The corporation shall not create, designate, authorize or cause to be issued any class or series of nonvoting stock. Any class or series of stock that has only such voting rights as are mandated by the Business Corporation Law of the State of New York shall be deemed to be nonvoting stock subject to the restrictions of this paragraph.

         5. The Secretary of State is designated as agent of the corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is:

                           575 Fifth Avenue
                           New York, New York 10017

         6. This Amended and Restated Certificate of Incorporation has been authorized by the Board of Directors followed by the unanimous written consent of the holders of all outstanding shares of the corporation."

         IN WITNESS WHEREOF, the undersigned, being at least eighteen years of age, hereby affirms that the statements are true under penalties of perjury, as of this 28th day of January, 1999.

                                                 Name: /s/ Thomas C. Shull
                                                       -------------------------
                                                 Title: President

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